Exhibit 10.7

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Telephone:	( )
Facsimile:	( )

Attorney for St. George Investments, LLC

IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS

FIRST MUNICIPAL DISTRICT

COUNTY DEPARTMENT – LAW DIVISION

ST. GEORGE INVESTMENTS, LLC, an Illinois limited liability company, Plaintiff, vs. HELIX WIND, CORP., a Nevada corporation, Defendant.	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	JUDGMENT BY CONFESSION Case No. Judge

Pursuant to 735 ILCS 5/2-1301(c) and the affidavit of counsel for St. George Investments, LLC, an Illinois limited liability company, its successors or assigns (“St. George Investments”), the Court hereby enters judgment against Helix Wind, Corp., a Nevada corporation (“Defendant”), as follows:

1.           Defendant failed to comply with the terms of that certain Convertible Secured

Promissory Note dated March 30, 2010, made by Defendant in favor of St. George Investments and executed in Cook County, Illinois, attached hereto as Exhibit A (the “Note”), in that Defendant failed to make a required payment or payments thereunder.

2.           By virtue of Defendant’s default and violation of the Note, judgment in favor of St. George Investments is hereby entered against Defendant in the amount of $779,500.00, plus costs and accrued and unpaid interest, less any payments previously made by Defendant, which net amount is $________________ (the “Judgment Amount”).

3.           Interest shall accrue on the Judgment Amount at the rate of eighteen percent (18%) per annum until all amounts due under the terms of this Judgment by Confession are paid to St. George Investments.

4.           It is agreed that this Judgment by Confession shall not be filed or recorded by St. George Investments unless and until Defendant fails to pay amounts due, when due, under the Note.

DATED this ____day of ___________, 20___.

BY THE COURT

First Municipal District Court Judge

CONSENT TO ENTRY OF JUDGMENT BY CONFESSION

COUNTY	)
) ss.
STATE OF	)

Defendant, Helix Wind, Corp., a Nevada corporation (“Defendant”), hereby knowingly and voluntarily waives service of process and consents to the entry of this Judgment by Confession at the request of counsel for St. George Investments, LLC, an Illinois limited liability company, its successors or assigns (“St. George Investments”), if an Event of Default or  a Liquidity Default (as those terms are defined in that certain Convertible Secured Promissory Note made by Defendant in favor of St. George Investments and dated of even date herewith (the “Note”)) occurs.  The Judgment Amount (as defined in the Judgment by Confession) shall be all unpaid amounts accrued and owing under the Note at the time the Judgment by Confession is filed.  St. George Investments agrees it will not file the Judgment by Confession unless and until an Event of Default or a Liquidity Default has occurred; provided, however, that upon an Event of Default or a Liquidity Event, St. George Investments shall be entitled to immediately file such Judgment by Confession in ex parte fashion.  Counsel to St. George Investments shall provide the Court with an affidavit stating that Defendant has failed to abide by and satisfy the terms of the Note and stating the Judgment Amount.

HELIX WIND, CORP.

By:	Dated:
Name:
Title:

Subscribed and sworn to before me by                                             on this            day of March 2010.

Notary Public

EXHIBIT A

CONVERTIBLE SECURED PROMISSORY NOTE